Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE
CERTIFICATE OF FORMATION
OF
NEW PUBLIC RANGERS, L.L.C.

The undersigned, desiring to amend the Certificate of Formation of New Public Rangers, L.L.C. (the “Company”) pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act, does hereby certify as follows:

3.                                      The name of Company is New Public Rangers, L.L.C.

4.                                      The Certificate of Formation of the Company is hereby amended by deleting Section 1 thereof in its entirety and inserting the following in lieu thereof:

“1.  Name. The name of the Company is EnLink Midstream, LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to on this 15th day of January, 2014.

By:	/s/ Jeffrey A. Agosta
Name:Jeffrey A. Agosta
Title: Authorized Person